UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

Copano Energy, L.L.C.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Copano Energy

COPANO ENERGY, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

Dear Unitholder:

You are cordially invited to attend a Special Meeting of Unitholders (the “Special Meeting”) of Copano Energy, L.L.C. (“Copano”) to be held on Thursday, March 13, 2008, at 4:00 p.m., Central Standard Time, at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019. At the meeting, you will be asked to approve a proposed change to the terms of our Class E units to provide that, upon payment of Copano’s cash distribution attributable to the third quarter of 2008, the Class E units will convert automatically into common units, which Copano would issue to the Class E unitholders upon conversion (the “Class E Conversion Proposal”).

On October 19, 2007, we issued 4,533,324 common units and 5,598,836 Class E units in a private placement with a group of accredited investors (the “Class E Investors”) to finance a portion of the purchase price for our acquisition of Cantera Natural Gas, LLC. Including the Class E units in our equity financing provided us timely access to capital at a price that we believe was competitive, while allowing us to avoid the risks of delay that would have accompanied other equity financing options. For example, we would have been required under the rules of the NASDAQ Stock Market LLC to obtain unitholder approval prior to issuing only common units in our equity financing, which would have delayed completion of the transaction, subjecting the transaction to risks of competing bidders, or other risks to consummation.

The Class E Investors agreed to accept Class E units in lieu of common units, subject to our agreement to ask our unitholders to approve a change to the terms of the Class E units providing for their conversion into common units upon payment of Copano’s cash distribution attributable to the third quarter of 2008. We are now asking you for this approval. If our unitholders do not approve the Class E Conversion Proposal, then beginning with our cash distribution attributable to the fourth quarter of 2008, each Class E unit then outstanding will be entitled to distributions equal to 110% of the per unit distribution payable on our common units.

Your vote is important to us. Whether or not you plan to attend the Special Meeting, please cast your vote by completing, dating and signing the enclosed proxy card and returning it promptly in the envelope provided, or by using the telephone or internet voting procedures described on the enclosed proxy card. If our unitholders do not return proxies or otherwise submit their votes in sufficient numbers, we will be required to incur additional expenses for follow-up solicitations.

Thank you very much for your consideration of this matter.

Very truly yours,

John R. Eckel, Jr.
Chairman of the Board and
Chief Executive officer

Houston, Texas
February 1, 2008

COPANO ENERGY, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

NOTICE OF SPECIAL MEETING OF UNITHOLDERS
TO BE HELD ON MARCH 13, 2008

Dear Unitholder:

You are cordially invited to attend a Special Meeting of Unitholders (the “Special Meeting”) of Copano Energy, L.L.C. (“Copano”) to be held on Thursday, March 13, 2008, at 4:00 p.m., Central Standard Time, at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019. The Special Meeting will be held to vote on a proposed change to the terms of our Class E units to provide that, upon payment of Copano’s cash distribution attributable to the third quarter of 2008, the Class E units will convert automatically into common units, which Copano would issue to the Class E unitholders upon conversion (the “Class E Conversion Proposal”).

We urge you to read the accompanying proxy statement carefully, as it sets forth important information about the Special Meeting and the Class E Conversion Proposal.

Only holders of record of our outstanding common units (other than 4,533,324 common units purchased by the Class E Investors simultaneously with the Class E units) and Class C units at the close of business on January 25, 2008 (collectively, the “Eligible Units”) are entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.

The holders of a majority of Eligible Units must be present in person or represented by proxy at the meeting to constitute a quorum. Whether or not you plan to attend the Special Meeting, we urge you to cast your vote by completing, dating and signing the enclosed proxy card and returning it promptly in the envelope provided, or by using the telephone or internet voting procedures described on the enclosed proxy card. If you later find that you will be present at the Special Meeting or for any reason desire to revoke your proxy, you may do so at any time before the vote is held at the Special Meeting.

By Order of the Board of Directors,

Douglas L. Lawing
Senior Vice President, General Counsel and Secretary

Houston, Texas
February 1, 2008
.

COPANO ENERGY, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

PROXY STATEMENT

Special Meeting of Unitholders
To Be Held on Thursday, March 13, 2008

COPANO ENERGY, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

PROXY STATEMENT

Special Meeting of Unitholders
To Be Held on Thursday, March 13, 2008

This proxy statement, which was first mailed to our eligible unitholders on February 1, 2008, is being furnished to you in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at a Special Meeting of Unitholders (the “Special Meeting”) or at any adjournments or postponements thereof. The Special Meeting will be held on Thursday, March 13, 2008, at 4:00 p.m., Central Standard Time, at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019.

QUESTIONS AND ANSWERS

Q:	WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

A:	The purpose of the Special Meeting is for our eligible common unitholders and Class C unitholders to consider and act upon a proposed change to the terms of our Class E units to provide that 5,598,836 outstanding Class E units will convert automatically into 5,598,836 common units, which Copano will issue to the Class E unitholders upon conversion. If approved, the conversion would occur in the fourth quarter of 2008, upon Copano’s payment of its cash distribution attributable to the third quarter of 2008.

Q:	WHAT ARE THE CLASS E UNITS?

A.	The Class E units represent a separate class of our equity securities that, beginning with the distribution for the quarter ending December 31, 2008, is entitled to a quarterly distribution equal to 110% of the per unit distribution on our common units, has no voting rights other than as required by law and is subordinated to the common units on dissolution and liquidation.

Q:	WHY DID COPANO ISSUE THE CLASS E UNITS?

A.	On October 19, 2007, we acquired Cantera Natural Gas, LLC for total consideration of $721.2 million, consisting of $612.6 million in cash and 3,245,817 Class D units (the “Cantera Acquisition”). We financed a portion of the cash consideration by selling 5,598,836 Class E units and 4,533,324 common units to the Class E Investors.

We chose to issue Class E units in financing the Cantera Acquisition because this form of equity financing provided us timely access to capital at a price that we believe was competitive, while allowing us to avoid the risks of delay that would have accompanied other equity financing options. For example, we would have been required under the rules of the NASDAQ Stock Market LLC, or NASDAQ, to obtain unitholder approval prior to issuing only common units in our equity financing of the acquisition, which would have delayed completion of the transaction, thereby subjecting the transaction to risks of competing bidders, or other risks to consummation. The Class E Investors agreed to accept Class E units in lieu of common units, subject to our agreement to ask our unitholders as soon as practicable, but no later than 180 days, after acquisition of the Class E units, to approve a change in the terms of the Class E units to provide for their conversion into common units.

For a more detailed discussion of the Cantera Acquisition, please read “Class E Conversion Proposal — Background.”

Q:	WHAT HAPPENS IF THE CLASS E CONVERSION PROPOSAL IS APPROVED?

A:	If eligible unitholders approve the Class E Conversion Proposal, then under the modified terms of the Class E units, each outstanding Class E unit will convert automatically into one common unit on the day we pay our cash distribution attributable to the third quarter of 2008.

On the effective date of conversion, the rights of Class E units will cease. The Class E units will no longer be outstanding and will represent only the right to receive common units at the rate of one common unit for each Class E unit. The first distribution in which common units issued upon conversion of the Class E units will participate will be the distribution attributable to the fourth quarter of 2008.

Q:	WHAT HAPPENS IF THE CLASS E CONVERSION PROPOSAL IS NOT APPROVED?

A:	The Class E units will remain outstanding and, then beginning with our cash distribution attributable to the fourth quarter of 2008, each Class E unit then outstanding will be entitled to distributions equal to 110% of the per unit distribution payable on our common units. The Class E unitholders’ entitlement to this distribution rate will reduce the cash available for distribution to our common unitholders.

In addition, if our eligible unitholders do not approve the proposal at the Special Meeting, upon written notice from the holders of a majority of the Class E units, we will be obligated to submit the Class E Conversion Proposal for approval at another meeting of our unitholders within 180 days after the Special Meeting. If eligible unitholders do not approve the proposal a second time, we will be obligated to submit the Class E Conversion Proposal at no more than two subsequent annual meetings of our unitholders.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE CLASS E CONVERSION PROPOSAL?

A:	Adoption of the Class E Conversion Proposal requires the affirmative vote of a majority of eligible votes cast at a meeting at which a quorum is present in person or by proxy. Only holders of record of Eligible Units outstanding at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Special Meeting.

The holders of a majority, or , of the Eligible Units outstanding as of the Record Date must be present in person or represented by proxy at the meeting to constitute a quorum. Abstentions will count as present for purposes of establishing a quorum, but will have the effect of a vote against the proposal.

Q:	WHAT VOTE DOES THE BOARD OF DIRECTORS RECOMMEND?

A:	Our Board of Directors unanimously recommends that you vote “FOR” the Class E Conversion Proposal.

Q:	WHO IS SOLICITING MY PROXY?

A:	Unless the context requires otherwise, the terms “our,” “we,” “us” and similar terms refer to Copano Energy, L.L.C., together with its consolidated subsidiaries. We are sending you this proxy statement in connection with our solicitation of proxies for the Special Meeting. Certain of our directors, officers and employees, and D.F. King & Co., our proxy solicitor, may also solicit proxies on our behalf by mail, phone, fax or in person.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:	The Special Meeting will be held on Thursday, March 13, 2008, at 4:00 p.m. Central Standard Time, at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019.

Q:	HOW DO I VOTE?

A:	After you read and carefully consider the information contained or incorporated by reference in this proxy statement, please mail your completed, signed and dated proxy card in the postage-paid envelope provided, or vote by telephone or on the internet using the procedures described on the enclosed proxy card, as soon as possible so that your units will be represented at the Special Meeting.

You may also vote by attending the meeting and voting your units in person. However, even if you plan to attend the Special Meeting, we urge you to cast your vote by promptly returning your completed proxy or by using the telephone or internet voting procedures.

Q:	MAY I CHANGE MY VOTE AFTER RETURNING A PROXY CARD?

A:	Yes, so long as you change your vote before or at the Special Meeting. To change your vote after you have submitted your proxy card, send a later dated, signed proxy card, or attend the Special Meeting and vote in person. You may also revoke your proxy by sending in a notice of revocation to our Secretary at the address set forth in the notice of the Special Meeting. Please note that attendance at the Special Meeting will not by itself revoke a previously granted proxy.

Q:	HOW DO I VOTE MY COMMON UNITS IF THEY ARE HELD IN “STREET NAME”?

A:	Your broker will not vote your common units unless you provide instructions on how to vote. Please contact your broker if you have not received a request for voting instructions. If you have instructed your broker to vote your common units and wish to change those instructions before the vote at the Special Meeting, you must follow the directions your broker provides you regarding changes to your instructions.

Q:	WHO CAN ANSWER OTHER QUESTIONS RELATING TO THE SPECIAL MEETING?

A:	You may obtain information regarding the Special Meeting from D.F. King & Co. at: 48 Wall Street, New York, New York 10005. Banks and brokerage firms, please call (212) 269-5550. Unitholders, please call (800) 967-6975.

THE SPECIAL MEETING

Proposal

On October 19, 2007, we issued 4,533,324 common units and 5,598,836 Class E units in a private placement with a group of accredited investors (the “Class E Investors”) to finance a portion of the purchase price for our acquisition of Cantera Natural Gas, LLC. (the “Cantera Acquisition”)

We are asking our eligible common unitholders and our Class C unitholders, voting together as a single class, to consider and act upon a proposed change to the terms of our Class E units to provide that, upon payment of Copano’s cash distribution attributable to the third quarter of 2008, 5,598,836 outstanding Class E units will convert automatically into 5,598,836 common units, which Copano would issue to the Class E unitholders upon conversion. In this proxy statement, we refer to the proposal as the “Class E Conversion Proposal.”

Units Eligible to Vote and Quorum Required

Only holders of record of our outstanding common units (other than 4,533,324 common units purchased by the Class E Investors) and Class C units (the “Eligible Units”) at the close of business on January 25, 2008 (the “Record Date”) are entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof, unless such adjournment or postponement is for more than 45 days, in which event we will set a new record date. Under NASDAQ rules, the Class D Units we issued to the sellers in the Cantera Acquisition and the 4,533,324 common units we issued to the Class E Investors simultaneously with the Class E units are not entitled to be voted on the Class E Conversion Proposal.

The holders of a majority, or          , of the Eligible Units outstanding as of the Record Date must be present in person or represented by proxy at the meeting to constitute a quorum. A properly executed proxy submitted without instructions will be voted “FOR” the proposal, unless it has been properly revoked. A properly executed proxy marked “ABSTAIN” will not be voted, although it will be counted for purposes of determining the presence of a quorum. Abstentions will count as present for purposes of establishing a quorum, but will not be counted in the total votes cast on the proposal.

How to Vote

You may vote by completing, dating and signing the enclosed proxy card and returning it promptly in the envelope provided, or by using the telephone or internet voting procedures described on the enclosed proxy card. You may also attend the Special Meeting and vote in person. Even if you plan to attend the Special Meeting, we urge you to cast your vote by promptly returning your completed proxy or by using the telephone or internet voting procedures.

If you plan to attend the Special Meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker and you wish to vote in person, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units.

Revoking Your Proxy

You may revoke your proxy before it is voted at the Special Meeting: (i) by delivering, before or at the Special Meeting, a new proxy with a later date, (ii) by delivering, on or before the business day prior to the Special Meeting, a notice of revocation to our Secretary at the address set forth in the notice of the Special Meeting, (iii) by attending the Special Meeting in person and voting, although your attendance at the Special Meeting, without actually voting, will not by itself revoke a previously granted proxy or (iv) if you have instructed a broker to vote your units, only by following the directions your broker provides you regarding changes to your instructions.

Outstanding Eligible Units Held on Record Date

As of the Record Date,          Eligible Units, consisting of          common units and 1,164,556 Class C units, were outstanding. Under NASDAQ rules, holders of 4,533,324 common units and 3,245,817 Class D units, all of which we issued simultaneously with the Class E units, are not entitled to vote on the Class E Conversion Proposal.

A list of our unitholders will be available for examination at the Special Meeting and at our offices at least ten days prior to the Special Meeting.

Common Units Owned by Our Affiliates as of the Record Date

As of the Record Date, Copano Partners Trust and our directors and executive officers owned an aggregate          common units. Please read “Security Ownership of Certain Beneficial Owners and Management.”

R. Bruce Northcutt, our President and Chief Operating Officer, and Matthew J. Assiff, our Senior Vice President and Chief Financial Officer, and Copano Partners Trust, which is controlled indirectly by John R. Eckel, Jr., our Chairman and Chief Executive Officer, entered into a voting agreement (the “Unitholder Voting Agreement”) with the Class E Investors. Under the Unitholder Voting Agreement, Messrs. Northcutt and Assiff and Copano Partners Trust agreed to vote all common units beneficially owned by them in favor of the Class E Conversion Proposal. As of the Record Date, Mr. Northcutt, Mr. Assiff and Copano Partners Trust collectively beneficially owned          common units          eligible to vote on the Class E Conversion proposal, representing approximately     % of the Eligible Units.

Additionally, each of the Class E Investors has also agreed to vote all of its common units (other than the 4,533,324 common units purchased simultaneously with the Class E units) in favor of the Class E Conversion Proposal. At the Record Date and based solely on transactions known to the Company, the Class E Investors collectively held 11,496,670 common units entitled to vote at the Special Meeting, representing approximately     % of the Eligible Units.

For additional copies of this proxy statement or proxy cards or if you have any questions about the Special Meeting, please contact D.F. King & Co., Inc., our proxy solicitor, at 48 Wall Street, New York, New York 10005. Banks and brokerage firms, please call (212) 269-5550. Unitholders, please call (800) 967-6975.

CLASS E CONVERSION PROPOSAL

Background

On October 19, 2007, we acquired Denver-based Cantera Natural Gas, LLC (“Cantera”) for total consideration of $721.2 million, consisting of $612.6 million in cash and 3,245,817 Class D units issued to the sellers.

The Cantera Acquisition expanded our operations into the Rocky Mountains region. Cantera’s principal assets are its 51.0% and 37.04% managing member interests in Bighorn Gas Gathering, LLC (“Bighorn”) and Fort Union Gas Gathering, LLC (“Fort Union”), respectively. Bighorn and Fort Union operate natural gas pipeline systems in Wyoming’s Powder River Basin. The Bighorn system includes approximately 238 miles of natural gas gathering pipelines, which deliver natural gas into the Fort Union system, and the Fort Union system consists of two parallel approximately 105-mile, 24” pipelines and a 62-mile loop. Cantera, through its interests in Bighorn and Fort Union, is the leading gatherer of coal bed methane gas in the Powder River Basin. Cantera’s contract portfolio consists solely of fixed-fee contracts, which has allowed us to increase the fixed-fee component of our contract mix significantly.

We financed the cash consideration for the Cantera Acquisition and related costs with:

•	borrowings of $300 million under our $550 million senior secured revolving credit facility; and

•	proceeds from a $335 million private placement of 4,533,324 common units and 5,598,836 Class E units.

We chose to issue Class E units in financing the Cantera Acquisition because this form of equity financing provided us timely access to capital at a price that we believe was competitive, while allowing us to avoid the risks of delay that would have accompanied other equity financing options. For example, we would have been required under NASDAQ rules to obtain unitholder approval prior to issuing only common units in our equity financing of the acquisition, which would have delayed completion of the transaction, thereby subjecting the transaction to risks of competing bidders, or other risks to consummation. The Class E Investors agreed to accept Class E units in lieu of common units, subject to our agreement to ask our unitholders as soon as practicable, but no later than 180 days, after acquisition of the Class E units, to approve a change in the terms of the Class E units to provide for their conversion into common units.

As of the Record Date, we had          common units, 1,184,557 Class C units, 3,245,817 Class D units and 5,598,836 Class E units outstanding. We issued our Class C units and Class D units, respectively, to the sellers of Cimmarron Gathering, LP, and Cantera Natural Gas, LLC, as part of the consideration for our acquisitions of those companies. The Class C units and the Class D units are convertible to common units as provided under our limited liability company agreement. The Class E Conversion Proposal relates only to the Class E units.

The Proposal

We are asking the eligible unitholders, voting together as a single class, to consider and act upon a proposed change to the terms of our Class E units to provide that 5,598,836 Class E units currently outstanding will convert automatically into 5,598,836 common units, which we would issue to the Class E unitholders upon conversion. If approved, the conversion would occur in the fourth quarter of 2008, upon payment of Copano’s cash distribution attributable to the third quarter of 2008.

Our Common Units and Class E Units

Our Limited Liability Company Agreement

In connection with our private placement of 4,533,324 common units and 5,598,836 Class E units with the Class E Investors, we amended our limited liability company agreement to provide for the rights and obligations of the Class E units. Except as described below, holders of Class E units are entitled to exercise rights or privileges available to holders of our common units under our limited liability company agreement. Our limited liability company agreement is filed as an exhibit to our other Securities and Exchange Commission (“SEC”) filings and is incorporated into this proxy statement by reference. Please see “Where You Can Find More Information About Us.”

Cash Distribution Policy

We must distribute on a quarterly basis all of our available cash to holders of our common units, and, if any, other classes of units entitled to participate in cash distributions. The Class E units are not entitled to participate in cash distributions up to and including the distribution attributable to our quarter ending September 30, 2008. However, beginning with our payment during the first quarter of 2009 of our distribution attributable to the quarter ending December 31, 2008, each Class E unit then outstanding will be entitled to distributions equal to 110% of the per unit distribution payable on common units.

“Available cash” means all of our cash on hand at the end of any quarter less reserves established by our Board of Directors. Pursuant to this obligation, we intend to distribute on a quarterly basis at least the minimum quarterly distribution of $0.20 per common unit, or $0.80 per common unit per year, to the extent we have available cash. The amount of available cash that we distribute may be greater than or less than the minimum quarterly distribution, and there is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter. We would be prohibited from making any distributions to any unitholders if it would cause an event of default, or if an event of default exists, under any of our credit facilities.

Voting Rights

The Class E units are non-voting, except that the approval of a majority of the Class E units is required on any matter that adversely affects the rights or preferences of the Class E units in relation to other classes of interests, or as otherwise required by law.

Our common unitholders have the right to vote with respect to the election of our Board of Directors, certain amendments to our limited liability company agreement, the merger of our company or the sale of all or substantially all of our assets, and the dissolution of our company.

Dissolution and Liquidation

The Class E units are subordinate to our common units on dissolution and liquidation. Approval of the Class E Conversion Proposal will render the Class E units convertible into common units, thereby entitling holders of converted Class E units to rank equally with the rest of our common unitholders on dissolution and liquidation.

Effects of Approval

If eligible unitholders approve the Class E Conversion Proposal, the terms of the Class E units will be modified to provide that each outstanding Class E unit will convert automatically into one common unit on the effective date of conversion, which will occur during the fourth quarter of 2008 upon payment of our cash distribution attributable to the third quarter of 2008.

On the effective date of conversion, the rights of Class E units will cease. The Class E units will no longer be outstanding and will represent only the right to receive common units at the rate of one common unit for each Class E unit.

The common units issued on conversion of the Class E units will be listed on the NASDAQ and will therefore have greater liquidity than the Class E units.

Effects of Failure to Approve

Beginning with our cash distribution attributable to the fourth quarter of 2008, each Class E unit then outstanding will be entitled to distributions equal to 110% of the per unit distribution payable on our common units. If holders of our Eligible Units do not approve the Class E Conversion Proposal, the Class E units will remain outstanding, and the Class E unitholders’ entitlement to this distribution rate will reduce the cash available for distribution to our common unitholders.

If holders of our Eligible Units do not approve the Class E Conversion Proposal, upon written notice from the holders of a majority of the Class E units, we will be obligated to submit the Class E Conversion Proposal for approval at another meeting of our unitholders within 180 days after the Special Meeting. If eligible unitholders do not approve the proposal for a second time, we will be obligated to submit the Class E Conversion Proposal at no more than two subsequent annual meetings of our unitholders. We will incur additional expenses in connection with each of these solicitations.

The 110% distribution will terminate if there are no longer any Class E units outstanding, which would occur upon conversion of the Class E units into common units if (i) eligible unitholders approve the Class E Conversion Proposal, whether at this Special Meeting or a subsequent meeting, or (ii) NASDAQ rules cease to require unitholder approval as a condition to NASDAQ listing of the common units to be issued upon conversion.

Recommendation of Our Board of Directors

Our Board of Directors believes that the Class E Conversion Proposal is in the best interests of our Company and our common and Class C unitholders and should be approved for the following reasons:

•	If our unitholders fail to approve the Class E Conversion Proposal, then beginning with our cash distribution attributable to the fourth quarter of 2008, each Class E unit then outstanding will be entitled to distributions equal to 110% of the per unit distribution payable on our common units. This would reduce the amount of cash available to be distributed to the common unitholders, including any common units issued upon the conversion of outstanding Class C units.

•	The Class E units provided us timely access to capital at a price that we believe was competitive, while allowing us to avoid the risks of delay that would have accompanied other equity financing options. Our access to this financing option allowed us greater certainty of completing a transaction that we believe was beneficial to our unitholders.

•	If holders of Eligible Units fail to approve the Class E Conversion Proposal at this Special Meeting, we will have to incur additional expenses associated with our obligation to conduct additional solicitations, which would decrease the amount of cash available for distribution to our unitholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THE CLASS E CONVERSION PROPOSAL.

INTERESTS OF CERTAIN PERSONS

In considering the recommendation of our Board of Directors to approve the Class E Conversion Proposal, you should be aware that if the Class E Conversion Proposal is approved at our Special Meeting, the Class E Unitholders will receive common units. The common units will be listed on the NASDAQ and will therefore have greater liquidity than the Class E units. Our other unitholders will not receive any additional securities or other consideration if the Class E Conversion Proposal is approved.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the Record Date the number of units beneficially owned by: (i) each person who is known to us to beneficially own more than 5% of a class of voting units; (ii) the current members of our Board of Directors; (iii) our named executive officers; and (iv) all current directors and executive officers as a group. We obtained certain information in the table from filings made with the SEC. Unless otherwise noted, each beneficial owner has sole voting power and sole investment power.

Percentage
		of		Percentage of
Name of Beneficial Owner, Director or Named	Common	Common	Class C	Class C
Executive Officer	Units	Units	Units	Units

John R. Eckel, Jr.(1)(2)(3)		%	—	—
R. Bruce Northcutt(3)(4)		*	—	—
Matthew J. Assiff(3)(4)(5)		*	—	—
John A. Raber(3)(4)		*	—	—
Ronald W. Bopp(3)(4)		*	—	—
James G. Crump(6)		*	—	—
Ernie L. Danner(6)		*	—	—
Scott A. Griffiths(6)		*	—	—
Michael L. Johnson(6)		*	—	—
T. William Porter(6)		*	—	—
William L. Thacker(6)		*	—	—
(7)		%	—	—
		%	—	—
CIMA Energy, Ltd		*	160,356	9.54%
1221 McKinney, Suite 4150 Houston, TX 77010
Richard K. Gordon		*	370,174	22.02%
2121 Kirby Drive, #25NE Houston, TX 77019
Schuyler M. Tilney		*	120,689	7.18%
5901 Stones Throw Road Houston, TX 77056
David F. and Susan C. Mackie, Community Property		*	92,593	5.51%
2121 Kirby Drive, #72 Houston, TX 77019
Rob Jones		*	92,593	5.51%
1400 South Boulevard Houston, TX 77006

Percentage
		of		Percentage of
Name of Beneficial Owner, Director or Named	Common	Common	Class C	Class C
Executive Officer	Units	Units	Units	Units

HEP Oil Company, LLC		*	552,794	32.88%
P.O. Box 1499 Gainesville, Texas 76241-1499
All directors and executive officers as a group (23 persons)(8)		%	—	—

*	Less than 1% of total outstanding units of class.

(1)	All units are held by Copano Partners Trust, a Delaware statutory trust, the sole beneficiary of which is Copano Partners, L.P., which retains sole voting and dispositive power with respect to the common units held by Copano Partners Trust. Ten grantor trusts own indirectly all of the outstanding general partner interests in Copano Partners, L.P. and, together with 19 additional grantor trusts, own, directly or indirectly, all of its outstanding limited partner interests. The direct or indirect beneficiaries of the grantor trusts are members of our management team, certain of our employees and certain current and former employees of Copano/Operations, Inc. and consultants. 27 of the 29 grantor trusts have three trustees, John R. Eckel, Jr., Charles R. Noll, Jr. and Charles R. Barker, Jr., and Mr. Eckel has the power to appoint additional trustees for 23 of the 29 grantor trusts, including each of the grantor trusts holding indirect interests in the general partner of Copano Partners, L.P. Mr. Eckel, Jeffrey A. Casey and Douglas L. Lawing serve as the trustees of one of the remaining grantor trusts and Messrs. Eckel, Noll, Barker and Matthew J. Assiff serve as the trustees of the other remaining grantor trust. The common units held by Copano Partners Trust are currently pledged as security for a loan by a commercial bank to Copano Partners Trust.

(2)	Mr. Eckel is the direct or indirect beneficiary of grantor trusts that directly or indirectly own 67.4% of the outstanding partnership interests of Copano Partners, L.P. Mr. Eckel disclaims beneficial ownership of the reported securities in excess of his pecuniary interest in the securities.

(3)	Messrs. Eckel, Northcutt, Assiff, and Bopp can be contacted at 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. Mr. Raber can be contacted at Copano Energy Rocky Mountains, L.L.C., 7400 East Orchard Road, Suite 3025, Englewood, CO 80111.

(4)	Includes restricted units over which the beneficial owner has voting power but no investment power, and options to acquire common units that are currently exercisable or exercisable within 60 days of the Record Date, in each case as set forth in the table below.

Beneficial Owner	Restricted Units	Exercisable Options

R. Bruce Northcutt
Matthew J. Assiff
John A. Raber
Ronald W. Bopp

(5)	Mr. Assiff is also the beneficiary of a grantor trust that owns 1.2% of the outstanding partnership interests in Copano Partners, L.P. Mr. Assiff disclaims beneficial ownership of the reported securities in excess of his pecuniary interest in the securities.

(6)	Messrs. Crump, Danner, Griffiths, Johnson, Porter and Thacker, members of our Board of Directors, can be contacted at the following address: 2727 Allen Parkway, Suite 1200, Houston, Texas 77019.

(7)	This information is based solely on filings made with the SEC on Schedule 13G or 13G/A as of the Record Date.

(8)	Includes options to acquire common units that are currently exercisable or exercisable within 60 days of the Record Date and restricted units over which the beneficial owner has voting power but no investment power.

UNITHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), any unitholder proposals to be presented at the 2008 Annual Meeting of Unitholders and included in our proxy statement and form of proxy relating to that meeting must conform with the requirements of Rule 14a-8 and must have been received at our principal executive offices, 2727 Allen Parkway, Suite 1200, Houston, Texas, 77019, by January 14, 2008.

Unitholders who wish to submit a proposal for a vote at our Annual Meeting, but not for inclusion in our Annual Meeting proxy, must comply with the advance notice provisions of our limited liability company agreement. Exchange Act Rule 14a-4(c) permits our management to exercise discretionary voting authority under proxies it solicits, unless the unitholder submitting a proposal for a vote had satisfied the requirements of the rule, including providing management with timely advance notice of the proposal. Notice of proposals to be presented at the 2008 Annual Meeting must have been received at our principal executive offices by January 14, 2008.

SOLICITATION AND MAILING OF PROXIES

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. We have retained D.F. King & Co. to aid us in the solicitation of proxies and will pay approximately $       , plus out-of-pocket expenses for solicitation services. Our representatives may also solicit proxies in person or by telephone, electronic mail or facsimile transmission. These representatives will not receive additional compensation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitations. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of Eligible Units and will reimburse their costs of forwarding the proxy materials in accordance with customary practice.

Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

If you wish to give your proxy to someone other than the parties whose names are printed on the proxy card, you must cross out the names appearing on the proxy card and insert the names of the individual or individuals (not more than three) to whom you wish to give your proxy. The named individual or individuals must then present your proxy card at the Special Meeting.

As a matter of policy, proxies, ballots, and voting tabulations that identify individual unitholders are kept private by us. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any unitholder is not disclosed except as necessary to meet legal requirements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and other reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov or on our internet website, www.copanoenergy.com. Information on our website is not incorporated by reference into this proxy statement, and you should not consider information on our website as part of this proxy statement.

We incorporate information by reference into this proxy statement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained expressly in this proxy statement, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this proxy statement is current as of any date other than the date on the front page of this proxy statement.

We incorporate the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 on any Current Report on Form 8-K) after the date of this proxy statement until the Special Meeting or any adjournments thereof. These reports contain important information about us, our financial condition and our results of operations.

•	Our Annual Report on Form 10-K for the year ended December 31, 2006.

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007.

•	Our Current Reports on Form 8-K filed on November 19, 2007, October 25, 2007, October 18, 2007, September 4, 2007, August 29, 2007, July 19, 2007, July 5, 2007, June 22, 2007, June 18, 2007, May 4, 2007, April 30, 2007, April 19, 2007, April 11, 2007, February 20, 2007 and January 19, 2007 (two filings).

•	Our Current Report on Form 8-K/A filed on October 30, 2007.

You may request a copy of any document incorporated by reference in this proxy statement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Copano Energy, L.L.C.
Investor Relations
2727 Allen Parkway, Suite 1200
Houston, Texas 77019
(713) 621-9547

You should rely only on the information included or incorporated by reference in this proxy statement to vote your units at the Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this proxy statement.

The information in this document or any document incorporated by reference herein speaks only as of the date indicated on the cover each such document unless the information specifically indicates that another date applies.

OTHER MATTERS FOR THE SPECIAL MEETING

As of the date of this proxy statement, our Board of Directors knows of no matters to be acted upon at the Special Meeting other than the proposal included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the Special Meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our Company. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the Special Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Douglas L. Lawing
Senior Vice President, General Counsel and Secretary

Houston, Texas
February 1, 2008

SPECIAL MEETING OF UNITHOLDERS OF
COPANO ENERGY, L.L.C.
March 13, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

			FOR	AGAINST	ABSTAIN
		Class E Conversion Proposal (as defined in Proxy Statement)	☐	☐	☐

IF YOU ARE THE HOLDER OF COMMON UNITS PURCHASED SIMULTANEOUSLY WITH CLASS E UNITS, YOUR EXECUTION OF THIS PROXY CARD WILL INDICATE YOUR VOTE OF ANY COMMON UNITS OTHER THAN THOSE PURCHASED SIMULTANEOUSLY WITH THE CLASS E UNITS HELD BY YOU ON THE RECORD DATE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

*	The Board of Directors unanimously recommends that unitholders vote “FOR” approval of the Class E Conversion Proposal

PROXY

COPANO ENERGY, L.L.C.
PROXY FOR SPECIAL MEETING OF UNITHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints John R. Eckel, Jr. and T. William Porter, and each of them, with or without the other, proxies, with full power of substitution, to vote all units that the undersigned is entitled to vote at the Special Meeting of Unitholders of Copano Energy, L.L.C. (the “Company”), to be held at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019, on Thursday, March 13, 2008, at 10:00 a.m., Central Standard Time, and all adjournments and postponements thereof as follows:

This Proxy is revocable and will be voted as you specify on the reverse side hereof. If no specification is made with regard to any proposal, this Proxy will be voted FOR that proposal. Receipt of the Notice of the Special Meeting and the related Proxy Statement is hereby acknowledged.

(Continued and to be signed on the reverse side)